EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:   September 8, 2011

/s/ Joshua Zamir
Joshua Zamir, individually, and as Managing Member of Capstone Equities Manager, LLC, and as Managing Member of Capstone Equities GP, LLC, for itself and as General Partner of Capstone Equities Capital Management, LP

/s/ Michael Glickstein
Michael Glickstein, individually, and as Managing Member of G Real Estate Partners GP, LLC for itself and as the General Partner of G Real Estate Partners, LP, and as Managing Member of G Asset Management, LLC